Exhibit 21


                           METRIKA SYSTEMS CORPORATION
                         Subsidiaries of the Registrant


        At February 20, 1998, Metrika Systems Corporation owned the following companies:

                                                                 Registrant's
                                         State or Jurisdiction       % of
    Name                                    of Incorporation      Ownership
    ------------------------------------------------------------------------

    Eberline Radiometrie S.A.                    France              100
    Thermo Instruments Systems Ltd.                UK                100
    Eberline Radiometrie GmbH                   Germany              100
    Gamma-Metrics                              California            100
      Gamma-Metrics International F.S.C. Inc.     Guam               100
    Radiometric U.S.A., Inc.                   California            100